Exhibit (a)(1)(A)
BUILDERS FIRSTSOURCE, INC.
OFFER TO EXCHANGE
CERTAIN OUTSTANDING STOCK OPTION GRANTS FOR
NEW STOCK OPTION GRANTS
This exchange offer and the withdrawal rights will expire at
5:00 p.m., Eastern Time, on May 22, 2008 (the “Expiration Date”), unless extended.
Builders FirstSource, Inc., which we refer to in this document as “we,” “us,” or “Builders FirstSource,” is offering to exchange each Eligible Option Grant with an exercise price per share greater than or equal to $17.90 held by an Eligible Optionholder for a New Option Grant. The exercise price of the New Options will be equal to the closing price of our common stock as reported on the NASDAQ Stock Market on the New Option Grant Date. This offer is subject to, and conditioned upon, stockholder approval of this exchange offer, which will be sought at the 2008 annual stockholders’ meeting scheduled to be held on May 22, 2008.
As a result of the downturn in the single-family homebuilding industry over the last two years and the resulting deterioration in the stock price of many companies engaged in the industry, including Builders FirstSource, a significant number of our key managers hold stock options with exercise prices that substantially exceed the current market price of our common stock. These options are commonly referred to as being “underwater.” Consequently, the Board of Directors believes these options no longer provide the long-term incentive and retention objectives that they were intended to provide. This exchange offer is intended to address this situation by providing these key managers with an opportunity to exchange Eligible Option Grants for New Options. The Board of Directors approved this exchange offer in lieu of granting additional options in 2008 to the key managers who are Eligible Optionholders (other than de minimus grants to a few of these key managers).
If you participate in this offer, you will receive one (1) New Option for every one (1) Exchanged Option you surrender for cancellation and exchange pursuant to this offer. Subject to stockholder approval, we will grant New Options on the same day we cancel the Exchanged Options (the “New Option Grant Date”). We expect the New Option Grant Date to be May 22, 2008.
The New Options will be unvested on the New Option Grant Date and will vest as follows (i) for Floyd Sherman, our President and Chief Executive Officer, one-half of his New Options will become exercisable on each of February 26, 2009 and 2010 and (ii) for all of the other Eligible Optionholders, one-third of the New Options will become exercisable on each of February 26, 2009, 2010, and 2011 (collectively, the “Vesting Schedule”). If an Eligible Optionholder terminates his or her employment, his or her New Options will not continue to vest.
Eligible Optionholder(s)
Any employee of Builders FirstSource or one of our subsidiaries on the date this exchange offer commences who holds an Eligible Option Grant, continues to be an employee of Builders FirstSource or one of our subsidiaries, and who has not submitted or received a notice of termination, as of the Expiration Date.
Eligible Option Grant(s)
Any Builders FirstSource stock option grant, whether vested or unvested, with an exercise price per share greater than or equal to $17.90 that is outstanding as of the Expiration Date.
Offering Period
The Offering Period for this exchange offer will commence on April 23, 2008 and expire at 5:00 p.m., Eastern Time, on the Expiration Date.

Expiration Date
We expect that the Expiration Date will be May 22, 2008 at 5:00 p.m., Eastern Time. We may extend the Expiration Date at our discretion. If we extend the offer, the term “Expiration Date” will refer to the time and date at which the extended offer expires.
Cancellation Date
The date when Eligible Option Grants tendered to Builders FirstSource and accepted by us pursuant to this exchange offer will be cancelled. We expect that the Cancellation Date will be May 22, 2008. If the Expiration Date is extended, the Cancellation Date will be similarly extended. We expect that the Expiration Date, the Cancellation Date, and the New Option Grant Date will be the same date.
New Option Grant
A New Option Grant made pursuant to this exchange offer will be exercisable for the same number of shares as the Eligible Option Grant for which such New Option Grant was exchanged. A New Option Grant will have substantially the same terms and conditions as the Eligible Option Grant surrendered for such New Option Grant, except as follows (i) the exercise price per share for each New Option Grant will be equal to the closing price of our common stock as reported on the NASDAQ Stock Market on the New Option Grant Date, (ii) each New Option Grant will have a ten (10) year term and will vest according to the Vesting Schedule, as long as the Eligible Optionholder continues to be an employee of Builders FirstSource or one of our subsidiaries, and (iii) the change in control definition applicable to the New Options will be changed in part so that each New Option Grant will automatically vest upon the consummation of any transaction (including without limitation, any merger or consolidation), the result of which is that any “person,” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than a principal or a related party of a principal, becomes the beneficial owner, directly or indirectly, of more than 50% of our common stock.
New Option Grant Date
We expect the New Option Grant Date will be May 22, 2008. If the Expiration Date is extended, the Cancellation Date and the New Option Grant Date will be similarly extended.
Exchanged Option(s)
All Eligible Option Grants that are exchanged pursuant to this offer.
New Option(s)
The options issued pursuant to this exchange offer that replace your Exchanged Options. New Options will be subject to the terms of our 2005 Equity Incentive Plan and a new option agreement between you and Builders FirstSource.
Vesting Schedule
The New Options will vest as follows (i) for Floyd Sherman, our President and Chief Executive Officer, one-half of his New Options will become exercisable on each of February 26, 2009 and 2010 and (ii) for all of the other Eligible Optionholders, one-third of the New Options will become exercisable on each of February 26, 2009, 2010, and 2011. If an Eligible Optionholder’s employment is terminated, his or her New Options will not continue to vest.
See “Risks of Participating in the Offer” for a discussion of risks that you should consider before participating in this offer.

IMPORTANT
You should direct questions about this exchange offer or requests for assistance (including requests for additional copies of the exchange offer, the Election Form or other documents relating to this exchange offer) to Jeff Wier, by mail or delivery service at 2001 Bryan Street, Suite 1600, Dallas, Texas 75201, by phone at (214) 880-3575, or by e-mail at jeff.wier@bldr.com.
If you wish to tender your Eligible Option Grants for exchange, you must complete and sign the accompanying Election Form and deliver it to us so that we receive it before 5:00 p.m., Eastern Time, on May 22, 2008 (or such later date as may apply if this exchange offer is extended) by one of the following means:
By Mail or Courier:
Builders FirstSource, Inc.
Attention: Jeff Wier
2001 Bryan Street, Suite 1600
Dallas, Texas 75201
By Facsimile:
Builders FirstSource, Inc.
Attention: Jeff Wier
Facsimile: (214) 880-3577
By Hand or Interoffice Mail:
Attention: Jeff Wier
By Email:
jeff.wier@bldr.com
You do not need to return your stock option agreements for your Eligible Option Grants to be exchanged in this exchange offer.
Although our Board of Directors has approved the exchange offer, consummation of the exchange offer is subject to, and conditioned upon, stockholder approval and the conditions described in “Conditions of This Exchange Offer” section of this exchange offer. Neither Builders FirstSource nor our Board of Directors makes any recommendation as to whether you should tender, or refrain from tendering, your Eligible Option Grants in the exchange offer. You must make your own decision whether to tender your Eligible Option Grants. You should consult your personal outside advisor(s) if you have questions about your financial or tax situation as it relates to this exchange offer.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in this exchange offer. Any representation to the contrary is a criminal offense.
WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION, OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS
Builders FirstSource, Inc. is offering to exchange each Eligible Option Grant held by an Eligible Optionholder for a New Option Grant. This offer is subject to, and conditioned upon, stockholder approval of this exchange offer, which will be sought at the 2008 annual stockholders’ meeting scheduled to be held on May 22, 2008. The following are answers to some questions you may have about this exchange offer. We encourage you to carefully read the remainder of this exchange offer and the accompanying Election Form. Where appropriate, we have included references to the relevant sections of this exchange offer where you can find a more complete description of the topics in this summary.
Q.1 Why are we making this exchange offer?
The Board of Directors believes that, in order to enhance long-term stockholder value, Builders FirstSource needs to implement and maintain competitive employee incentive compensation and retention programs. Stock options have been, and continue to be, a key component of the Builders FirstSource’s long-term employee incentive compensation and retention programs.
As a result of the downturn in the single-family homebuilding industry over the last two years and the resulting deterioration in the stock price of many companies engaged in the industry, including Builders FirstSource, a significant number of our key managers hold stock options with exercise prices that substantially exceed the current market price of our common stock. These options are commonly referred to as being “underwater.” Consequently, the Board of Directors believes these options no longer provide the long-term incentive and retention objectives that they were intended to provide. This exchange offer is intended to address this situation by providing these key managers with an opportunity to exchange Eligible Options Grants for New Options. The Board of Directors approved this exchange offer in lieu of granting additional options in 2008 to the key managers who are Eligible Optionholders (other than de minimus grants to a few of these key managers). By making this offer, we intend to provide Eligible Optionholders with the opportunity to own options that over time may have a greater potential to increase in value. See “Purpose of This Exchange Offer” for more information.
Q.2 What securities are we offering to exchange?
An Eligible Option Grant is any Builders FirstSource stock option grant, whether vested or unvested, with an exercise price greater than or equal to $17.90 that is outstanding on the Expiration Date. Outstanding option grants with exercise prices lower than $17.90 are not eligible to participate in this exchange offer. We are making this exchange offer upon the terms and conditions set forth in this exchange offer and in the accompanying Election Form. See “Eligible Option Grants; Eligible Optionholders; Expiration Date of This Exchange Offer” for more information.
Q.3 Who is eligible to participate in the exchange offer?
An Eligible Optionholder is any person who:
•	is an employee of Builders FirstSource or one of our subsidiaries on the date this exchange offer commences;

•	holds an Eligible Option Grant; and

•	continues to be an employee of Builders FirstSource or one of our subsidiaries, and has not submitted or received a notice of termination, on the Expiration Date.
See “Eligible Option Grants; Eligible Optionholders; Expiration Date of This Exchange Offer” for more information.

Q.4 Are there any differences between the New Option Grants and the Eligible Option Grants?
Each New Option Grant will be exercisable for the same number of shares as the Eligible Option Grant surrendered for such New Option Grant and will have substantially the same terms and conditions as the Eligible Option Grant surrendered for such New Option Grant, except as follows:
•	the exercise price per share for each New Option Grant will be equal to the closing price of our common stock as reported on the NASDAQ Stock Market on the New Option Grant Date;

•	each New Option Grant will have a ten (10) year term and will vest according to the Vesting Schedule; and

•	the change in control definition applicable to the New Options will be changed in part so that each New Option Grant will automatically vest upon the consummation of any transaction (including without limitation, any merger or consolidation), the result of which is that any “person,” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than a principal or a related party of a principal, becomes the beneficial owner, directly or indirectly, of more than 50% of our common stock.
See “Source and Amount of Consideration; Terms of New Option Grants” for more information.
Q.5 What are the conditions of this exchange offer?
This exchange offer is also subject to the Board of Director’s decision to extend, amend, withdraw, or terminate this exchange offer prior to the Expiration Date as described in “Conditions of This Exchange Offer.” This offer is also subject to, and conditioned upon, stockholder approval of the exchange offer, which will be sought at the 2008 annual stockholders’ meeting scheduled to be held on May 22, 2008. This exchange offer is not conditioned upon a minimum number of Eligible Option Grants being tendered or a minimum number of Eligible Optionholders participating.
Q.6 What will be the exercise price per share of the New Option Grants?
The exercise price per share of the New Option Grants will be equal to the closing price of our common stock as reported on the NASDAQ Stock Market on the New Option Grant Date.
We cannot predict the exercise price per share of the New Option Grants. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your Eligible Option Grants. See “Price Range of Our Common Stock” for information concerning historical prices of our common stock.
Q.7 When will the New Option Grants vest?
Each New Option Grant will vest according to the Vesting Schedule, as long as the Eligible Optionholder continues to be an employee of Builders FirstSource or one of our subsidiaries on each relevant vesting date.
Q.8 What happens to my New Option Grant if I cease to be an employee of Builders FirstSource or one of our subsidiaries?
Generally, if an Eligible Optionholder ceases to be an employee of Builders FirstSource or one of our subsidiaries, any New Options held by such Eligible Optionholder will not continue to vest and any unvested portion of the New Option Grant will be cancelled as of the date of termination. Any vested, unexercised portion of the New Option Grant will generally be exercisable for sixty days after termination.
Accordingly, if you exchange an Eligible Option Grant for a New Option Grant and you cease to be an employee of Builders FirstSource or one of our subsidiaries before any of the aforementioned vesting dates, you will forfeit any unvested portion of your New Option Grant.

Nothing in this exchange offer should be construed to confer upon you the right to remain an employee of Builders FirstSource or one of our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the New Option Grants or thereafter.
Q.9 Will my New Options be incentive stock options or non-qualified stock options?
Each New Option Grant issued to you will be a non-qualified stock option. Each Eligible Option Grant you surrender is also a non-qualified stock option. See “Material United States Tax Consequences” for more information about non-qualified stock options.
Q.10 How many shares will my New Option Grant be exercisable for?
The exchange rate in this exchange offer is one-for-one. In other words, if you validly tender an Eligible Option Grant, and such Eligible Option Grant is accepted and cancelled, you will receive a New Option Grant to acquire the same number of shares of common stock that were underlying your Eligible Option Grant at the time of the exchange. For example, if you are an Eligible Optionholder and you elect to exchange an Eligible Option Grant to purchase 1,000 shares of our common stock, you will receive a New Option Grant to purchase 1,000 shares of our common stock.
Q.11 When will my New Option Grants expire?
All New Option Grants will expire ten years from the New Option Grant Date. If you cease to be an employee of Builders FirstSource or one of our subsidiaries, the options will expire earlier.
Q.12 Must I participate in this exchange offer?
No. Your participation is completely voluntary. If you choose not to participate, you will keep any Eligible Option Grant, you will not receive a New Option Grant under the exchange offer, and no changes will be made to the terms of your Eligible Option Grants.
Q.13 How should I decide whether or not to exchange my Eligible Option Grants for New Option Grants?
We are providing information to assist you in making your own informed decision. But, we are not making any recommendation as to whether you should or should not participate in the exchange offer. You may seek your own outside legal counsel, accountant, or financial advisor for further advice. No one from Builders FirstSource is, or will be, authorized to provide you with additional information in this regard. Please also review the “Risk Factors” that appear after this Summary Term Sheet.
Q.14 Why can’t you just grant Eligible Optionholders more options?
The Board of Directors approved this exchange offer in lieu of granting additional options in 2008 to Eligible Optionholders (other than de minimus grants to a few of these Eligible Optionholders).
Q.15 How do I find out how many Eligible Option Grants I have and what their exercise prices are?
The Election Form enclosed with this exchange offer includes a list of your Eligible Option Grants as of the date of this exchange offer. In addition, you can at any time confirm the number of option grants that you have, their grant dates, remaining term, exercise prices, vesting schedule, and other information by contacting Jeff Wier, by mail or delivery service at 2001 Bryan Street, Suite 1600, Dallas, Texas 75201, by phone at (214) 880-3575, or by e-mail at jeff.wier@bldr.com.

Q.16 Can I exchange option grants that I have already fully exercised?
No. This exchange offer applies only to outstanding Eligible Option Grants. An option grant that has been fully exercised is no longer outstanding.
Q.17 Can I exchange the remaining portion of an Eligible Option Grant that I have already partially exercised?
Yes. If you previously exercised an Eligible Option Grant in part, the remaining unexercised portion of the Eligible Option Grant could be exchanged under this exchange offer.
Q.18 Can I exchange a portion of my Eligible Option Grants?
No. If you elect to exchange your Eligible Option Grants, you must exchange the entire outstanding portion of all of such Eligible Option Grants. No partial exchanges will be permitted. If you attempt to exchange a portion but not all of your outstanding Eligible Option Grants, we will reject your tender of that particular grant.
Q.19 What if I am on an authorized leave of absence on the date of this exchange offer or on the grant date of the New Option Grants?
Any Eligible Optionholders who are on an authorized leave of absence will be able to participate in this exchange offer. If you tender your Eligible Option Grants while you are on an authorized leave of absence before the expiration of this exchange offer, you will be entitled to receive New Option Grants on the New Option Grant Date as long as eligibility requirements are still met.
Q.20 What if my employment with Builders FirstSource ends before the expiration date of the exchange offer?
If you have tendered Eligible Option Grants under this exchange offer and you cease to be an employee of Builders FirstSource or one of our subsidiaries for any reason, or if you receive or submit a notice of termination, before the Expiration Date, you will no longer be eligible to participate in the exchange offer, and we will not accept your Eligible Option Grants for cancellation. In that case, generally you may exercise your existing option grants for a limited time after your termination date to the extent they are vested and in accordance with their terms.
Nothing in this exchange offer should be construed to confer upon you the right to remain an employee of Builders FirstSource or one of our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the New Option Grants or thereafter.
Q.21 If I participate in this exchange offer, when will I receive the New Option Grants?
Assuming stockholder approval is received, we will issue new stock option agreements promptly following the date that tendered option grants are accepted for exchange and cancelled. We expect the New Option Grant Date to be May 22, 2008.
Q.22 Will I owe taxes if I exchange my Eligible Option Grants in this exchange offer?
The exchange of Eligible Option Grants for New Option Grants should be treated as a non-taxable exchange and no income should be recognized for U.S. federal income tax purposes upon the grant of the New Options. However, you should consult your own tax advisor to determine the tax consequences of tendering Eligible Option Grants pursuant to this exchange offer. See “Material United States Tax Consequences” for more information.
We advise all Eligible Optionholders who may consider exchanging their Eligible Options to meet with their own tax advisors with respect to local, state, federal, and foreign tax consequences of participating in this exchange offer.

Q.23 What happens if, after the grant date of the New Option Grants, my New Option Grants end up being “underwater?”
The exchange offer is a one-time opportunity and is not expected to be offered again in the future. Your Eligible Option Grants are currently valid for ten years from the date of initial grant, and your New Option Grants will be valid for ten years from the New Option Grant Date, in each case, subject to your continued employment with Builders FirstSource or one of our subsidiaries. We can provide no assurance as to the possible price of our common stock at any time in the future. As such, we do not anticipate offering optionholders another opportunity to exchange “underwater” options for replacement options.
Q.24 What happens to Eligible Option Grants that I choose not to tender or that are not accepted for exchange in this exchange offer?
This exchange offer will have no effect on Eligible Option Grants if you choose not to tender, or on Eligible Option Grants that are not accepted for exchange in this exchange offer.
Q.25 If I tender Eligible Option Grants in this exchange offer, am I giving up my rights to them?
Yes. When you tender your Eligible Option Grants and we accept them for exchange, those Eligible Option Grants will be cancelled on the Cancellation Date and you will no longer have any rights to them.
Q.26 How long do I have to decide whether to participate in this exchange offer?
This exchange offer expires at 5:00 p.m., Eastern Time, on May 22, 2008. No exceptions will be made to this deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the Expiration Date of this exchange offer at any time. If we extend this exchange offer, we will publicly announce the extension and the new Expiration Date no later than 6:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. See “Extension of Exchange Offer; Termination; Amendment” for more information.
Q.27 How do I tender my Eligible Option Grants for exchange?
If you are an Eligible Optionholder on the date that you choose to tender your Eligible Option Grants, you may tender your Eligible Option Grants at any time before this exchange offer closes at 5:00 p.m., Eastern Time, on May 22, 2008.
To validly tender your Eligible Option Grants, you must deliver a properly completed and signed Election Form and any other documents required by the Election Form to the attention of Jeff Wier, by hand, by interoffice mail, by facsimile to (214) 880-3577, by regular or overnight mail to Builders FirstSource, Inc., Attention: Jeff Wier, 2001 Bryan Street, Suite 1600, Dallas, Texas 75201, or by e-mail to jeff.wier@bldr.com. Your Eligible Option Grants will not be considered tendered until we receive a properly completed and signed Election Form. We must receive your properly completed and signed Election Form before the Expiration Date. If you miss this deadline, you will not be permitted to participate in this exchange offer.
You do not need to return your stock option agreements relating to any tendered Eligible Option Grants, as they will be automatically cancelled if we accept your Eligible Option Grants for exchange. We will only accept delivery of the signed Election Form by hand, by interoffice mail, by facsimile, by regular or overnight mail, or by e-mail. The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time. We reserve the right to reject any or all tenders of Eligible Option Grants that we determine in our sole discretion are not in appropriate form or would be unlawful to accept. See “Procedures for Tendering Eligible Option Grants” for more information. Subject to our rights to extend, amend, withdraw, and terminate this exchange offer, we expect to accept all properly tendered option grants no later than the Expiration Date.

Q.28 When and how can I withdraw previously tendered Eligible Option Grants?
You may withdraw your tendered Eligible Option Grants at any time before the Expiration Date. If we extend the exchange offer beyond that time, you may withdraw your tendered Eligible Option Grants at any time until the extended expiration of the exchange offer. To withdraw tendered Eligible Option Grants, you must deliver to us a properly completed and signed Notice of Withdrawal with the required information while you still have the right to withdraw the tendered Eligible Option Grants. If you miss this deadline, but remain an Eligible Optionholder, any previously tendered Eligible Option Grants will be cancelled and exchanged pursuant to this exchange offer. The Notice of Withdrawal may be delivered by any of the means indicated for a valid tender as indicated in Question 27 above. The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to us. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.
Once you have withdrawn Eligible Option Grants, you may re-tender Eligible Option Grants only by again following the procedures described for validly tendering option grants in this exchange offer as discussed in Question 27 above. See “Withdrawal Rights” for more information.
Q.29 How will I know whether you have received my Election Form or my Notice of Withdrawal?
We will send you an e-mail or other form of communication, as appropriate, to confirm receipt of your Election Form or Notice of Withdrawal shortly after we receive it. However, it is your responsibility to ensure that we receive your Election Form or Notice of Withdrawal, as applicable, prior to the Expiration Date.
Q.30 What will happen if I do not return my Election Form by the deadline?
If we do not receive your Election Form by the deadline, then all Eligible Option Grants held by you will remain outstanding at their original exercise price and subject to their original terms. If you prefer not to tender your Eligible Option Grants for exchange in this exchange offer, you do not need to do anything.
Q.31 What if I have any questions regarding this exchange offer or I need additional copies of this exchange offer or any documents attached hereto or referred to herein?
You should direct questions about this exchange offer (including requests for additional copies of this exchange offer and other exchange offer documents) to Jeff Wier at:
Builders FirstSource, Inc.
Attention: Jeff Wier
2001 Bryan Street, Suite 1600, Dallas, Texas 75201
Telephone: (214) 880-3575
Facsimile: (214) 880-3577
jeff.wier@bldr.com

RISK FACTORS
Participation in this exchange offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your Eligible Option Grants in the manner described in this exchange offer.
Risks Related to This Exchange Offer
If you exchange Eligible Option Grants for New Option Grants and you cease to be an employee of Builders FirstSource or one of our subsidiaries before the New Options fully vest, you will forfeit any unvested portion of your New Option Grant.
If you elect to participate in this exchange offer, each New Option Grant will vest according to the Vesting Schedule as long as the Optionholder continues to be an employee of Builders FirstSource or one of our subsidiaries. Generally, if you cease to be an employee of Builders FirstSource or one of our subsidiaries, your New Option Grant will cease to vest and any unvested portion of your New Option Grant will be cancelled as of the date you ceased to be an employee. Accordingly, if you exchange Eligible Option Grants for New Option Grants and you cease to be an employee of Builders FirstSource or one of our subsidiaries before the New Options fully vest, you will forfeit any unvested portion of your New Option Grant.
Nothing in this exchange offer should be construed to confer upon you the right to remain an employee of Builders FirstSource or one of our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the New Option Grants or thereafter.
If you elect to participate in this exchange offer, the New Option Grant issued to you will be a non-qualified stock option.
A non-qualified stock option may cause you to incur taxes upon the exercise of your stock option grant. See “Material United States Tax Consequences” for more information about non-qualified stock options.
We advise all Eligible Optionholders who may consider exchanging their Eligible Option Grants to meet with their own tax advisors with respect to the local, state, federal, and foreign tax consequences of participating in this exchange offer.
If you are subject to foreign tax laws, even if you are a resident of the United States, there may be tax and social insurance consequences for participating in this exchange offer.
If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisors to discuss these consequences.
If the market price of our common stock increases after the date you tender your Eligible Option Grants for exchange, the New Option Grants that you receive in exchange for them might be worth less than the Eligible Option Grants.
The per share exercise price of any New Option Grants granted to you in return for your tendered Eligible Option Grants will be equal to the closing price of our common stock as reported on the NASDAQ Stock Market on the New Option Grant Date, which we expect to be May 22, 2008. Before the New Option Grant Date, our common stock could increase in value and the exercise price of the New Option Grants could be higher than the exercise price of Eligible Option Grants cancelled as part of this exchange offer. In this case, you would be economically better off keeping your Eligible Option Grants.

Risks Related to Our Business and Common Stock
You should carefully review the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2007, the other information provided in this exchange offer, and the other materials that we have filed with the Securities and Exchange Commission (the “SEC”), before deciding whether to tender your Eligible Option Grants. We will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See “Additional Information” for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

THIS EXCHANGE OFFER
Eligible Option Grants; Eligible Optionholders; Expiration Date of This Exchange Offer
Subject to, and conditioned upon, approval of our stockholders and upon the terms and conditions of this exchange offer, we are making an offer to Eligible Optionholders to exchange their Eligible Option Grants that are properly tendered in accordance with “Procedures for Tendering Eligible Option Grants” and not validly withdrawn pursuant to “Withdrawal Rights” before the Expiration Date of this exchange offer for New Option Grants. The New Options will have an exercise price per share equal to the closing price of our common stock as reported on the NASDAQ Stock Market on the New Option Grant Date. Stockholder approval of this exchange offer will be sought at the 2008 annual stockholders’ meeting scheduled to be held on May 22, 2008.
Eligible Optionholder(s)
Any employee of Builders FirstSource or one of our subsidiaries on the date this exchange offer commences who holds an Eligible Option Grant, continues to be an employee of Builders FirstSource or one of our subsidiaries, and who has not submitted or received a notice of termination, as of the Expiration Date.
Eligible Option Grant(s)
Any Builders FirstSource stock option grant, whether vested or unvested, with an exercise price per share greater than or equal to $17.90 that is outstanding as of the Expiration Date.
Offering Period
The Offering Period for this exchange offer will commence on April 23, 2008 and expire at 5:00 p.m., Eastern Time, on the Expiration Date.
Expiration Date
We expect that the Expiration Date will be May 22, 2008 at 5:00 p.m., Eastern Time. We may extend the Expiration Date at our discretion. If we extend the offer, the term “Expiration Date” will refer to the time and date at which the extended offer expires.
Cancellation Date
The date when Eligible Option Grants tendered to Builders FirstSource and accepted by us pursuant to this exchange offer will be cancelled. We expect that the Cancellation Date will be May 22, 2008. If the Expiration Date is extended, the Cancellation Date will be similarly extended. We expect that the Expiration Date, the Cancellation Date, and the New Option Grant Date will be the same date.
New Option Grant
A New Option Grant made pursuant to this exchange offer will be exercisable for the same number of shares as the Eligible Option Grant for which such New Option Grant was exchanged. A New Option Grant will have substantially the same terms and conditions as the Eligible Option Grant surrendered for such New Option Grant, except as follows (i) the exercise price per share for each New Option Grant will be equal to the closing price of our common stock as reported on the NASDAQ Stock Market on the New Option Grant Date, (ii) each New Option Grant will have a ten (10) year term and will vest according to the Vesting Schedule, as long as the Eligible Optionholder continues to be an employee of Builders FirstSource or one of our subsidiaries, and (iii) the change in control definition applicable to the New Options will be changed in part so that each New Option Grant will automatically vest upon the consummation of any transaction (including without limitation, any merger or consolidation), the result of which is that any “person,” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than a principal or a related party of a principal, becomes the beneficial owner, directly or indirectly, of more than 50% of our common stock.

New Option Grant Date
We expect that the New Option Grant Date will be May 22, 2008. If the Expiration Date is extended, then the Cancellation Date and the New Option Grant Date will be similarly extended.
Exchanged Options
All Eligible Option Grants that are exchanged pursuant to this offer.
New Options
The options issued pursuant to this exchange offer that replace your Exchanged Options. New Options will be subject to the terms of our 2005 Equity Incentive Plan and to a new option agreement between you and Builders FirstSource.
This exchange offer shall terminate as of the Expiration Date, unless and until we, in our sole discretion, have extended the Expiration Date of the exchange offer. See “Extension of Exchange Offer; Termination; Amendment” for a description of our rights to extend, amend, withdraw, or terminate this exchange offer.
Vesting Schedule
The New Options will vest as follows (i) for Floyd Sherman, our President and Chief Executive Officer, one-half of his New Options will become exercisable on each of February 26, 2009 and 2010 and (ii) for all of the other Eligible Optionholders, one-third of the New Options will become exercisable on each of February 26, 2009, 2010, and 2011. If an Eligible Optionholder’s employment is terminated, his or her New Options will not continue to vest.
WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTION GRANTS FOR EXCHANGE.
NOTHING IN THIS EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF BUILDERS FIRSTSOURCE OR ONE OF OUR SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY UNTIL THE NEW OPTION GRANT DATE OR THEREAFTER.
IF YOU EXCHANGE ELIGIBLE OPTION GRANTS FOR NEW OPTION GRANTS AND YOU CEASE TO BE AN EMPLOYEE OF BUILDERS FIRSTSOURCE OR ONE OF OUR SUBSIDIARIES BEFORE THE NEW OPTIONS ARE FULLY VESTED, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTION GRANT.
Purpose of This Exchange Offer
We are making this exchange offer to recognize key employee contributions and align key employee and stockholder interests. Stock options have been, and continue to be, an important part of our key employee incentive compensation and retention programs. Stock options are designed to motivate and reward key employees’ efforts toward our growth and success. By granting stock options to key employees, we intend to align their interests with our stockholders’ interests, provide incentives for them to grow long-term stockholder value, and encourage their long-term employment.

As a result of the downturn in the single-family homebuilding industry over the last two years and the resulting deterioration in the stock price of many companies engaged in the industry, including Builders FirstSource, a significant number of our key managers hold stock options with exercise prices that substantially exceed the current market price of our common stock. These options are commonly referred to as being “underwater.” Consequently, the Board of Directors believes these options no longer provide the long-term incentive and retention objectives that they were intended to provide. This exchange offer is intended to address this situation by providing these key managers with an opportunity to exchange Eligible Options for New Options. By making this offer, we intend to provide Eligible Optionholders with the opportunity to own options that, over time, may have a greater potential to increase in value.
We believe the exchange offer will motivate our key managers who are Eligible Optionholders to achieve future growth. By realigning the exercise prices of previously granted stock options more closely with the current value of our common stock, we believe that these options will again become important tools to help motivate and retain our existing key managers and continue to align their interests with those of our stockholders. While we hope this exchange offer will reduce the current disparity between the market price of our common stock and the exercise price of Eligible Option Grants, given the volatile and unpredictable nature of the economy and stock market, we cannot guarantee that the New Option Grants will have a lower exercise price than the Eligible Option Grants you elect to tender.
WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTION GRANTS FOR EXCHANGE.
Procedures For Tendering Eligible Option Grants
If you are an Eligible Optionholder, you may tender your Eligible Option Grants at any time before the Expiration Date. If we extend this exchange offer beyond that time, you may tender your Eligible Option Grants at any time until the extended Expiration Date.
If you elect to exchange your Eligible Option Grants, you must exchange the entire outstanding portion of all your Eligible Option Grants. No partial exchanges will be permitted. If you attempt to exchange a portion but not all of your outstanding Eligible Option Grants, we will reject your tender.
Proper Tender of Eligible Option Grants. To validly tender your Eligible Option Grants pursuant to this exchange offer you must remain an Eligible Optionholder and must not have received nor have given a notice of termination prior to the Expiration Date. You must deliver a properly completed and signed Election Form and any other documents required to be included with the Election Form to Jeff Wier, by hand, by interoffice mail, by facsimile to (214) 880-3577, by regular or overnight mail to Builders FirstSource, Inc., Attention: Jeff Wier, 2001 Bryan Street, Suite 1600, Dallas, Texas 75201, or by e-mail to jeff.wier@bldr.com. Except as described in the following sentence, the Election Form must be signed by the Eligible Optionholder who tendered the Eligible Option Grant. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be provided along with the Election Form. You do not need to return your stock option agreements relating to any tendered Eligible Option Grants. They will be automatically cancelled if we accept your Eligible Option Grants for exchange.
Your Eligible Option Grants will not be considered tendered until we receive the properly completed and signed Election Form. We must receive your properly completed and signed Election Form by the Expiration Date. If you miss this deadline, you will not be permitted to participate in this exchange offer. We will only accept delivery of the signed Election Form by hand, interoffice mail, facsimile, regular or overnight mail, or e-mail. The method of delivery is at your own choice and risk. You are responsible for making sure the Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.

Determination of Validity; Rejection of Eligible Option Grants; Waiver of Defects; No Obligation to Give Notice of Defects. We will, in our sole discretion, determine the number of shares subject to Eligible Option Grants and all questions as to form of documents and the validity, form, eligibility, time of receipt, and acceptance of any tender of Eligible Option Grants. Neither Builders FirstSource nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of Eligible Option Grants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionholder or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. This is a one-time offer. We will strictly enforce this offer period, subject only to any extension of the Expiration Date of the exchange offer that we may grant in our sole discretion. Subject to Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we reserve the right, in our sole discretion, to waive any of the conditions of this exchange offer, any defect or irregularity in any tender with respect to any particular Eligible Option Grants, or any particular Eligible Optionholder.
Our Acceptance Constitutes an Agreement. Your tender of Eligible Option Grants pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this exchange offer and will be controlling, absolute, and final, subject to your withdrawal rights under “Withdrawal Rights” and our acceptance of your tendered Eligible Option Grants in accordance with “Acceptance of Eligible Option Grants for Exchange; Issuance of New Option Grants.” Our acceptance for exchange of Eligible Option Grants tendered by you pursuant to this exchange offer will constitute a binding agreement between Builders FirstSource and you upon the terms and subject to the conditions of this exchange offer.
Subject to our rights to extend, amend, withdraw, and terminate this exchange offer in accordance with “Conditions of This Exchange Offer” and the receipt of stockholder approval of the exchange offer as provided in “Eligible Option Grants; Eligible Optionholders; Expiration Date of This Exchange Offer,” we expect to accept and cancel, promptly following the Expiration Date of the exchange offer, all properly tendered Eligible Option Grants that have not been validly withdrawn. You will be required to enter into a stock option agreement governing the terms of each new stock option grant issued to you.
Withdrawal Rights
If you elect to accept this exchange offer as to your Eligible Option Grants and later change your mind, you may withdraw your tendered option grants, and reject this exchange offer, by following the procedure described in this section. Please note that, just as you may not tender only part of your Eligible Option Grants, you may also not withdraw your election with respect to only a portion of your Eligible Option Grants. If you elect to withdraw a previously tendered option grant, you must reject this exchange offer with respect to all your Eligible Option Grants.
You may withdraw your tendered option grants at any time before the Expiration Date. If we extend this exchange offer beyond that time, you may withdraw your tendered option grants at any time until the extended Expiration Date. We intend to accept and cancel properly tendered option grants promptly after the scheduled Expiration Date.
To validly withdraw tendered option grants, you must deliver to us (using one of the same delivery forms set forth in “Procedures For Tendering Eligible Option Grants”) a properly completed and signed Notice of Withdrawal while you still have the right to withdraw the tendered option grants. Your tendered Eligible Option Grants will not be considered withdrawn until we receive your Notice of Withdrawal. If you miss the deadline but remain an Eligible Optionholder of Builders FirstSource or one of our subsidiaries, your previously tendered Eligible Option Grants will be cancelled and exchanged pursuant to this exchange offer. The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated in “Procedures For Tendering Eligible Option Grants” above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.
Except as described in the following sentence, the Notice of Withdrawal must be signed by the Eligible Optionholder who tendered the Eligible Option Grants to be withdrawn. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be provided along with the Notice of

Withdrawal. We have filed a form of the Notice of Withdrawal as an exhibit to the Tender Offer Statement on Schedule TO (the “Schedule TO”), with the SEC.
You may not rescind any withdrawal, and your withdrawn Eligible Option Grants will thereafter be deemed not properly tendered for purposes of this exchange offer, unless you properly re-tender those Eligible Option Grants before the Expiration Date by following the procedures described in “Procedures For Tendering Eligible Option Grants” of this exchange offer.
Neither we, nor any other person, is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We, in our sole discretion, will determine all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.
Acceptance of Eligible Option Grants For Exchange; Issuance of New Option Grants
Subject to, and conditioned upon, approval of our stockholders as provided for in “Eligible Option Grants; Eligible Optionholders; Expiration Date of This Exchange Offer” and upon the terms and conditions of this exchange offer, we expect to accept for exchange all Eligible Option Grants properly tendered and not validly withdrawn promptly after the scheduled Expiration Date. Once we have accepted Eligible Option Grants tendered by you, the Eligible Option Grants you tendered will be cancelled and you will no longer have any rights under the tendered Eligible Option Grants. We will issue stock option agreements for the New Option Grants promptly after we accept tendered Eligible Option Grants, assuming you are still employed by Builders FirstSource or one of our subsidiaries on the New Option Grant Date. If this exchange offer is extended, then the New Option Grant Date will also be extended. Shareholder approval of this exchange offer will be sought at the 2008 annual stockholders’ meeting scheduled to be held on May 22, 2008.
Promptly after we cancel Eligible Option Grants tendered for exchange, we will send each tendering Eligible Optionholder a “confirmation letter” indicating the Eligible Option Grants that we have accepted for exchange, the date of acceptance, and the number of shares underlying such New Option Grants that will be issued to each tendering Eligible Optionholder. We filed a form of this letter with the SEC as an exhibit to the Schedule TO.
If you have tendered your Eligible Option Grants under this exchange offer and your employment terminates for any reason, or if you receive or submit a notice of termination, before the exchange offer expires, you will no longer be eligible to participate in the exchange offer and we will not accept your Eligible Option Grants for cancellation. In that case, generally you may exercise your existing options for a limited time after your termination date to the extent they are vested and in accordance with their terms.
Conditions of This Exchange Offer
Notwithstanding any other provision of this exchange offer, we will not be required to accept any Eligible Option Grants tendered for exchange, and we may withdraw or terminate this exchange offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the Expiration Date, the Board of Directors determines in its sole discretion to withdraw or terminate this exchange offer. Even if this exchange offer is approved by the stockholders, the Board of Directors will retain the authority, in its sole discretion, to extend, amend, withdraw, or terminate this exchange offer
Price Range of Our Common Stock
The Eligible Option Grants give Eligible Optionholders the right to acquire shares of our common stock. None of the Eligible Option Grants are traded on any trading market. Our common stock is listed on the NASDAQ Stock Market under the symbol “BLDR.”
The following table sets forth on a per share basis the high and low sales price for our common stock on the NASDAQ Stock Market, as applicable, during the periods indicated.

	High	Low
2008
First quarter	$8.18	$5.72

2007
First quarter	$19.88	$16.00
Second quarter	$17.53	$15.78
Third quarter	$16.56	$10.61
Fourth quarter	$11.44	$6.20

2006
First quarter	$26.21	$21.01
Second quarter	$24.94	$17.49
Third quarter	$20.52	$14.92
Fourth quarter	$18.68	$14.10
On April 15, 2008, the closing price of our common stock as reported on the NASDAQ Stock Market was $6.96. The approximate number of stockholders of record of our common stock on that date was 113, although we believe that the number of beneficial owners of our common stock is substantially greater. We recommend that you obtain current market quotations for our common stock, among other factors, before deciding whether or not to tender your Eligible Option Grants.
Source and Amount of Consideration; Terms of New Option Grants
Consideration. The Eligible Option Grants were issued under our 2005 Equity Incentive Plan. Subject to, and conditioned upon, stockholder approval and the terms of this exchange offer, we will also issue each New Option Grant under the 2005 Equity Incentive Plan. There are currently outstanding Eligible Option Grants to purchase an aggregate of 943,200 shares of our common stock with a weighted average exercise price of $20.24 per share, 514,212 of which are fully vested. Since this is a one-for-one exchange, if all Eligible Option Grants are tendered in this exchange offer, we would issue New Option Grants to purchase an aggregate of 943,200 shares of our common stock.
Terms of New Option Grants. Each New Option Grant will be exercisable for the same number of shares as the Eligible Option Grant surrendered for such New Option Grant and will have substantially the same terms and conditions as the Eligible Option Grant surrendered for such New Option Grant, except as follows:
•	the exercise price per share for each New Option Grant will be equal to the closing price of our common stock as reported on the NASDAQ Stock Market on the New Option Grant Date;

•	each New Option Grant will have a ten (10) year term and will vest according to the Vesting Schedule; and

•	the change in control definition applicable to the New Options will be changed in part so that each New Option Grant will automatically vest upon the consummation of any transaction (including without limitation, any merger or consolidation), the result of which is that any “person,” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than a principal or a related party of a principal, becomes the beneficial owner, directly or indirectly, of more than 50% of our common stock.
The terms and conditions of your Eligible Option Grants are set forth in the option agreements and the 2005 Equity Incentive Plan under which they were granted.
NOTHING IN THIS EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN

EMPLOYEE OF BUILDERS FIRSTSOURCE OR ONE OF OUR SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY UNTIL THE NEW OPTION GRANT DATE OR THEREAFTER.
IF YOU EXCHANGE ELIGIBLE OPTION GRANTS FOR NEW OPTION GRANTS AND YOU CEASE TO BE AN EMPLOYEE OF BUILDERS FIRSTSOURCE OR ONE OF OUR SUBSIDIARIES BEFORE THE NEW OPTIONS ARE FULLY VESTED, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTION GRANT.
Information Concerning Us; Financial Information
Information Concerning Us. Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. We have operations principally in the southern and eastern United States, with 65 distribution centers and 63 manufacturing facilities, many of which are located on the same premises as our distribution centers. We offer an integrated solution to our customers, providing manufacturing, supply, and installation of a full range of structural and related building products. We distribute a wide variety of building products and services directly to homebuilder customers. In addition, we manufacture floor trusses, roof trusses, wall panels, stairs, millwork, windows, and doors.
We group our building products and services into five product categories: prefabricated components, windows and doors, lumber and lumber sheet goods, millwork, and other building products and services. Since 2003, the combined sales of our prefabricated components, windows and doors, and millwork product categories have increased from 48.8% to 53.6% of our total sales. Each of these categories includes both manufactured and distributed products. Products in these categories typically carry a higher margin and provide us with opportunities to cross-sell other products and services, thereby increasing customer penetration.
Prefabricated Components. Prefabricated components are factory-built substitutes for job site-framing and include floor trusses, roof trusses, wall panels, stairs, and engineered wood that we design and cut for each home. Our manufactured prefabricated components allow builders to build higher quality homes more efficiently. Roof trusses, floor trusses, wall panels, and stair units are built in an indoor, factory-controlled environment. Engineered floors and beams are cut to the required size and packaged for the given application at many of our locations. Without prefabricated components, builders construct these items on site, where weather and variable labor quality can negatively impact construction cost, quality, and installation time. In addition, engineered wood beams have greater structural strength than conventional framing materials, allowing builders to frame houses with more open space creating a wider variety of house designs. Engineered wood floors are stronger and straighter than conventionally framed floors.
Windows & Doors. The windows and doors category comprises the manufacturing, assembly, and distribution of windows and the assembly and distribution of interior and exterior door units. We manufacture aluminum and vinyl windows in our plant in Houston, Texas, which allows us to supply builders, primarily in the Texas market, with an adequate supply of cost-competitive products. Our pre-hung interior and exterior doors consist of a door slab with hinges and door jambs attached, reducing on-site installation time and providing higher quality finished door units than those constructed on-site. These products typically require a high degree of product knowledge and training to sell. As we continue to emphasize higher margin product lines, we expect value-added goods like windows and doors to increasingly contribute to our sales and overall profitability.
Lumber & Lumber Sheet Goods. Lumber and lumber sheet goods include dimensional lumber, plywood, and oriented strand board (“OSB”) products used in on-site house framing. This product line has not grown at the same rate as our overall sales over the last five years, as demonstrated by the fact that it represented 26.7% of total sales for the year ended December 31, 2007, compared to 47.6% of total sales in 1999. This change in product mix has been intentional as we have sought to shift builder demand toward higher margin prefabricated components for their framing needs. Despite this shift in product mix, we believe we have grown our market share for lumber and lumber sheet goods over this time period. We expect the lumber and lumber sheet goods business to remain a stable revenue source in the future, but to grow over the long-term at a slower rate than our other business lines.

Millwork. Millwork represents a small but profitable product category. This category includes interior trim, exterior trim, columns, and posts that we distribute, as well as custom exterior features that we manufacture under the Synboard ™ brand name. Synboard is produced from extruded PVC and offers several advantages over traditional wood features, such as greater durability and no ongoing maintenance such as periodic caulking and painting.
Other Building Products & Services. Other building products and services consist of various products, including cabinets, gypsum, roofing, and insulation. This category also includes services such as turn-key framing, shell construction, design assistance, and professional installation of products spanning all our product categories. We provide professional installation and turn-key services as a solution for our homebuilder customers. Through our installation services program, we help homebuilders realize efficiencies through improved scheduling, resulting in reduced cycle time and better cost controls. We believe these services require scale, capital, and sophistication that smaller competitors do not possess.
Builders FirstSource is a Delaware corporation, which was formed in 1998 as BSL Holdings, Inc. On October 13, 1999, the company’s name changed to Builders FirstSource, Inc.
Financial Information. We have presented below our selected consolidated financial data. The following selected consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated herein by reference. The selected consolidated statements of operations data for the years ended December 31, 2007 and 2006 and the selected consolidated balance sheet data as of December 31, 2007 and 2006 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the year ended December 31, 2007.

	Year Ended
	December 31,	December 31,
	2007	2006
	(in thousands, except ratio and per share data)
Consolidated Statements of Operations Data:
Sales	$1,592,462	$2,239,454
Gross Margin	390,306	586,555
(Loss) income from operations	(12,875)	139,848
Net (loss) income	(23,752)	68,893
Net (loss) income, per share basic	$(0.68)	$2.04
Net (loss) income, per share diluted	$(0.68)	$1.91
Ratio of earnings to fixed charges	0.02	3.66

	As of
	December 31,	December 31,
	2007	2006
	(in thousands except per share data)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$97,574	$93,258
Total assets	647,423	748,515
Total debt (including current portion)	279,266	319,200
Stockholders’ equity	241,547	256,864
Book value per common share	6.88	N/A
Additional Information. For more information about us, please refer to our Annual Report on Form 10-K for the year ended December 31, 2007 and our other filings made with the SEC. We recommend that you review materials that we have filed with the SEC before making a decision on whether or not to tender your Eligible Option Grants. We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See “Additional Information” for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities

	Number of	Weighted
	Shares	Average	Average Remaining
	Underlying	Exercise Price Per	Contractual Life of
	Eligible	Share Underlying	Eligible Options
Name and Position	Options	Eligible Options	(Years)
Floyd F. Sherman, Chief Executive Officer and President	330,000	18.00	9.17
Charles L. Horn, Senior Vice President and Chief Financial Officer	96,400	21.92	8.47
Morris E. Tolly, Senior Vice President — Operations	53,600	21.91	8.48
Donald F. McAleenan, Senior Vice President and General Counsel	85,700	21.91	8.48
Frederick B. Schenkel, Vice President — Manufacturing	15,000	21.91	8.47
Executive Group	580,700	19.69	8.87
Non-Executive Director Group	—	—	—
Non-Executive Officer Employee Group	362,500	21.13	8.29
Status of Eligible Option Grants Acquired by Us in This Exchange Offer; Accounting Consequences of This Exchange Offer
Eligible Option Grants that we accept for exchange pursuant to this exchange offer will be cancelled on the Cancellation Date and the shares of common stock underlying such grants will be allocated to the New Option Grants to be issued in exchange for such Eligible Option Grants.
We adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, or SFAS 123(R), on January 1, 2006. Under SFAS 123(R), stock compensation expense is calculated based upon the fair value of a stock award on the date of grant and the cancellation of an award accompanied by the concurrent grant of (or offer to grant) a replacement award is accounted for as a modification of the terms of the cancelled award. The incremental compensation expense associated with an option exchange is measured as the excess of the fair value of the replacement award over the fair value of the cancelled award, both determined at the modification date. As a result, we will incur a non-cash compensation charge for all Eligible Option Grants that are exchanged for New Option Grants. The compensation charge will be recorded over the vesting period of the New Options.
The amount of this charge will depend on a number of factors, including:
•	the exercise price per share of the New Option Grants issued in the exchange offer;

•	the level of participation by Eligible Optionholders in the exchange offer; and

•	the exercise price per share of Eligible Option Grants cancelled in the exchange offer.
Since these factors cannot be predicted with any certainty at this time and will not be known until the Expiration Date, we cannot predict the exact amount of the charge that would result from the exchange offer.
Legal Matters; Regulatory Approvals
We are not aware of any material pending or threatened legal actions or proceedings relating to the exchange offer. We are not aware of any margin requirements or anti-trust laws applicable to this exchange offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Option Grants and issuance of New Option Grants as contemplated by this exchange offer or of any approval or other action by any government or governmental, administrative, or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our New Option Grants as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this exchange offer to accept tendered Eligible Option Grants for exchange and to issue New Option Grants for tendered Eligible Option Grants would be subject to obtaining any such governmental approval.
Material United States Tax Consequences
CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
Material United States Tax Consequences. The following is a discussion of the material United States federal income tax consequences of the exchange of Eligible Option Grants and the grant of New Option Grants pursuant to the exchange offer. This discussion is based on the U.S. Internal Revenue Code, its legislative history, U.S. Treasury Department regulations, and administrative and judicial interpretations as of the date of this exchange offer, all of which may change, possibly on a retroactive basis. This discussion does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all Eligible Optionholders. If you are a citizen or resident of, or are otherwise subject to the tax laws of, another country, or change your residence or citizenship during the term of this exchange offer, the information contained in this discussion may not be applicable to you.
We believe that if you exchange your Eligible Option Grants for New Option Grants, you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange or when the New Option Grants are granted. Please review the discussion above under “Risk Factors—Risks Related to This Exchange Offer.”
Nonqualified Stock Options. New Options will be issued as non-qualified options under U.S. tax laws. As such, there will be no federal income tax consequences to the Eligible Optionholder or Builders FirstSource upon the grant of the nonqualified stock option. When the Eligible Optionholder exercises a nonqualified option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the stock received upon exercise of the option at the time of exercise over the exercise price. Builders FirstSource will be allowed a corresponding federal income tax deduction. Any gain that the Eligible Optionholder realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.
Code Section 409A. If an equity award is subject to Section 409A of the Code, and if the requirements of Section 409A are not met, the award may be subject to the imposition of additional taxes and penalties. Stock options, including the New Options, granted under the 2005 Equity Incentive Plan, are equity awards designed to be exempt from Code Section 409A. However, if the New Options are determined not to be exempt, they may be subject to such early taxation and penalties.
Tax Withholding. Builders FirstSource has the right to deduct or withhold, or require a participant to remit to us, an amount sufficient to satisfy local, state, and federal taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction, or other taxable event arising as a result of the 2005 Equity Incentive Plan.
WE ADVISE ALL ELIGIBLE OPTIONHOLDERS WHO MAY CONSIDER EXCHANGING THEIR ELIGIBLE OPTION GRANTS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE LOCAL, STATE, FEDERAL, AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE OFFER.

Extension of Exchange Offer; Termination; Amendment
We may, from time to time, extend the period of time during which the exchange offer is open and delay accepting any Eligible Option Grants tendered to us by disseminating notice of the extension to Eligible Optionholders by public announcement, oral or written notice, or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the exchange offer is extended or amended, we will provide appropriate notice of the extension or amendment, as applicable, and the new Expiration Date, if any, no later than 6:00 a.m. Eastern Time on the next business day following the previously scheduled Expiration Date. For purposes of this exchange offer, a “business day” means any day other than a Saturday, Sunday, or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight Eastern Time.
We expressly reserve the right, in our reasonable judgment, prior to the Expiration Date, to extend, amend, withdraw, or terminate the exchange offer in any respect and for any reason as described in “Conditions of This Exchange Offer” by disseminating notice of the extension, amendment, withdrawal, or termination to Eligible Optionholders by public announcement, oral or written notice, or otherwise as permitted by applicable law and will be filed with the SEC as an amendment to the Schedule TO.
If we materially change the terms of this exchange offer or the information concerning this exchange offer, or if we waive a material condition of this exchange offer, we will extend the exchange offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning an exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.
In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and keep the exchange offer open for at least 10 business days after the date of such notification:
•	we increase or decrease the amount of consideration offered for the Eligible Option Grants; or

•	we increase or decrease the number of Eligible Option Grants that may be tendered in the exchange offer.
Fees and Expenses
We will not pay any fees or commissions to any broker, dealer, or other person for soliciting tenders of Eligible Option Grants pursuant to this exchange offer. You will be responsible for any expenses incurred by you in connection with your election to participate in this exchange offer, including, but not limited to, mail, fax, and telephone expenses, as well as any expenses associated with any tax, legal, or other advisor consulted or retained by you in connection with this exchange offer.
Additional Information
With respect to this exchange offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as it may be amended, of which this exchange offer is a part. This exchange offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC (other than information in a report on Form 8-K that is “furnished” and not “filed” pursuant to Form 8-K, and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information) before making a decision on whether or not to tender your Eligible Option Grants:
(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

(b)	our Proxy Statement for our 2008 annual meeting of stockholders, filed with the SEC on April 9, 2008;

(c) our Current Reports on Form 8-K, filed with the SEC February 7, 2008, February 20, 2008, and March 3, 2008; and
(d) the description of our common stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on June 14, 2005, including any amendments or reports filed for the purpose of updating such description.
These filings may be examined, and copies may be obtained, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549.
You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov. We also make available on or through our website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish it to the SEC. Our website address is www.bldr.com. Information contained on our website is not part of this exchange offer.
We will also provide without charge to each person to whom we deliver a copy of this exchange offer, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed, between the hours of 8:00 a.m. and 5:00 p.m. Eastern Time to:
Builders FirstSource, Inc.
Attention: Jeff Wier
2001 Bryan Street, Suite 1600
Dallas, Texas 75201
Telephone:(214) 880-3575
Facsimile: (214) 880-3577
jeff.wier@bldr.com.
The information about us contained in this exchange offer should be read together with the information contained in the documents to which we have referred you.
Miscellaneous
We are not aware of any jurisdiction where the making of this exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this exchange offer is not in compliance with applicable law, we will make a commercially reasonable good faith effort to comply with such law. If, after such commercially reasonable good faith effort, we cannot comply with such law, this exchange offer will not be made to, nor will tenders be accepted from or on behalf of, Eligible Optionholders residing in such jurisdiction.
This exchange offer and our SEC reports referred to above include forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 that could cause actual results to differ materially from those expressed in the forward-looking statement. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions, and expectations reflected in these forward-looking statements are reasonable, these plans, intentions, or expectations may not be achieved.
WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THIS EXCHANGE OFFER.
WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU.

WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.
Builders FirstSource, Inc.
April 23, 2008